SECURITIES  AND  EXCHANGE  COMMISSION
                             WASHINGTON,  D.C.  20549


                                      FORM  8-K

                                   CURRENT REPORT
                     PURSUANT  TO  SECTION  13  OR  15  (D)
                   OF  THE  SECURITIES  EXCHANGE  ACT  OF  1934




Date  of  Report  (Date of earliest event reported):      February 25 , 2002
                                                       -----------------------

               BORDEN  CHEMICALS  AND  PLASTICS  LIMITED  PARTNERSHIP
------------------------------------------------------------------------------
             (Exact  name  of  Registrant  as  Specified  in  Its  Charter)


        Delaware                       1-9699                   31-1269627
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(State or Other Jurisdiction of  (Commission File            (IRS  Employer
     Incorporation)                   Number)             Identification  No.)


    Highway  73,  Geismar,  Louisiana                             70734
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(Address of Principal Executive Offices)                       (Zip  Code)


                                 (225) 673-6121
                                 --------------
              (Registrant's Telephone Number, Including Area Code)

ITEM  9.   Regulation  FD  Disclosure

On February 25, 2002 BCP Management, Inc., the General Partner of Borden Chemicals and Plastics Limited Partnership (the "Registrant"), sent a letter to unitholders who owned units during 2001 informing them that K-1 tax information would not be mailed until on or about April 1. The letter also provides an update on the bankruptcy proceedings of the Registrant's operating subsidiary, Borden Chemicals and Plastics Operating Limited Partnership, and certain tax information that may be of interest to all unitholders.


ITEM  7.   Financial  Statements  and  Exhibits.

     c.  Exhibit

          99.1    Letter  to  unitholders  dated  February  25,  2002.





     SIGNATURE



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                 BORDEN  CHEMICALS  AND  PLASTICS
                                 LIMITED  PARTNERSHIP
                                 By: BCP Management, Inc., its General Partner
Date:    February  25,  2002
                                 /s/  Robert  R.  Whitlow,  Jr.
                                 By:
                                    -----------------------------------------
                                     Vice  President,  Treasurer  and
                                     Chief  Financial  Officer





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

BCP

                                February 22, 2002

Dear  Unitholder:

As a unitholder of Borden Chemicals and Plastics Limited Partnership (BCPLP) during 2001, you will be receiving K-1 information for tax reporting purposes. The K-1 information will be mailed on or about April 1.We apologize for any
 -----------------------------------------------------------
inconvenience  that  this  delayed  mailing  may  cause.

As you know, on April 3, 2001, Borden Chemicals and Plastics Operating Limited Partnership (BCP) and its subsidiary, BCP Finance Corporation, filed voluntary petitions for protection under Chapter 11 of the U.S. Bankruptcy Code. BCP is the subsidiary operating partnership of BCPLP.

In connection with the announcement of the bankruptcy filing in April, we stated that it was unlikely that the publicly traded units of BCPLP would have any value following resolution of the Chapter 11 process or that BCPLP unitholders would receive any distribution as a result of any asset sales or plan of reorganization. THAT OUTLOOK HAS NOT IMPROVED.

Since the April 3rd filing and as of the above date, BCP has continued to operate under bankruptcy court protection while it seeks to develop and implement a plan of financial reorganization. Unitholders of BCPLP are not expected to be parties to any plan of reorganization of BCP. At the time of the filing, BCP had assets of $342.5 million and liabilities of $360.4 million (as subsequently reported in the 10-Q/A for the period ended March 31, 2001), including outstanding long-term debt of more than $280 million.

In October 2001, the Bankruptcy Court approved a motion for the sale of substantially all of BCP's assets as in the best interests of BCP's creditors. In December 2001, the Court approved an agreement for the sale of BCP's Addis, Louisiana facility. As of this writing, the Addis sale has not yet closed, and BCP continues to negotiate with prospective buyers for the possible sale of the Illiopolis and Geismar plants. There is no guarantee that sales of Illiopolis or Geismar will be consummated.

At this time, sales of BCP assets are not expected to generate enough cash to make a distribution to unitholders OR to satisfy all of BCP's debts. For federal income tax purposes, unitholders are allocated their share of income, gains, losses, deductions and credits, which flow to them from BCP through BCPLP, even if they receive no cash distribution. Sales of BCP assets may, and discharge of indebtedness income resulting from the anticipated nonpayment of certain BCP debts will, result in the allocation of ordinary income and/or capital gain to unitholders in 2002 or later years, without receipt of a cash distribution from which to pay any tax liability. Due to income characterization differences, timing considerations and other potential factors, a unitholder's tax liability attributable to such income and/or gain may exceed, and not be offset by, any tax benefits resulting from any losses attributable to the unitholder's allocable share of operating results of BCP or the unitholder's subsequent disposition or write-off of BCPLP units. The actual tax impact to a unitholder is dependent on the unitholder's overall tax circumstance. UNITHOLDERS SHOULD CONSULT WITH THEIR PERSONAL TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND/OR FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING OR DISPOSING OF UNITS.

Management expects to continue to issue news releases via Business Wire about material developments during the Chapter 11 process. Such releases may be accessed on Bloomberg.com, TheStreet.com, Pinksheets.com and other financial Web sites by using the stock symbol BCPUQ. In addition, BCPLP will continue making periodic filings with the Securities and Exchange Commission, as required. Unitholders who own units in 2002 can expect to receive a Schedule K-1 for 2002 but, due to cost constraints, should not expect to receive any further correspondence from management.

Sincerely,

BCP  MANAGEMENT,  INC.